      As filed with the Securities and Exchange Commission on June 4, 1996
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 -------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 -------------
                                  RADIUS INC.
             (Exact name of Registrant as specified in its charter)

           CALIFORNIA                                           68-0101300
(State or other jurisdiction of                              (I.R.S. employer
incorporation or organization)                              identification no.)
                                 -------------
                             215 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                                 -------------
                                CHERRIE L. FOSCO
                    VICE PRESIDENT AND CORPORATE CONTROLLER
                                  RADIUS INC.
                             215 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-6100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 -------------
                                   Copies to:

                              EDWIN N. LOWE, ESQ.
                            JEFFREY R. VETTER, ESQ.
                               FENWICK & WEST LLP
                        TWO PALO ALTO SQUARE, SUITE 800
                          PALO ALTO, CALIFORNIA 94306
                                 -------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME FOR A PERIOD OF 45 DAYS (OR SUCH LONGER PERIOD, AS MORE FULLY DESCRIBED HEREIN, THAT MAY APPLY IF USE OF THIS REGISTRATION STATEMENT IS DEFERRED OR SUSPENDED BY THE REGISTRANT) AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT OR UNTIL THE EARLIER OF SALE OF ALL SHARES REGISTERED HEREUNDER.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 -------------

                                                  CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
         TO BE REGISTERED           REGISTERED(1)         SHARE(1)             PRICE(1)        REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------
Common Stock                          78,000 shs.          $3.44               $268,320             $92.52
- ---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the last sales price of the Common Stock on the Nasdaq National Market on May 28, 1996.

                        ------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION DATED JUNE 4, 1996

- -------------------------------------------------------------------------------
                                   PROSPECTUS
- -------------------------------------------------------------------------------

                                 78,000 Shares

                                  RADIUS, INC.

                                  COMMON STOCK
                                  ------------

All of the shares of Common Stock offered hereby are being sold by the Selling Shareholder named herein under "Selling Shareholder." Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, during a period, which is anticipated to be 45 days in length but which is subject to reduction or extension as described in "Plan of Distribution," following the date on which the Registration Statement to which this Prospectus relates becomes effective. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The Common Stock of Radius Inc. (the "Company") is quoted on the Nasdaq National Market ("NNM") under the symbol "RDUS." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On May 31, 1996, the closing price of the Common Stock on the NNM was $3.44.

                                  ------------

            SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION
           OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
             WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                  ------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  Proceeds to
                 Price to the     Underwriting   Proceeds to        Selling
                    Public          Discount     Company(1)     Shareholders(1)
                 ------------     ------------   -----------    ---------------

Per Share...... see text above        none          none         see text above
Total.......... see text above        none          none         see text above

- ------------------

(1) The shares of Common Stock offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. The Company will pay expenses of registration estimated at $11,000.

- -------------------------------------------------------------------------------

              The date of this Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Ms. Cherrie L. Fosco, Controller, Radius Inc., 215 Moffett Park Drive, Sunnyvale, California 94089; telephone number (408) 541-6100.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's annual report on Form 10-K filed with the Commission for the fiscal year ended September 30, 1995.

(b) The Company's quarterly report on Form 10-Q filed with the Commission for the quarter ended December 30, 1995.

(c) The Company's quarterly report on Form 10-Q filed with the Commission for the quarter ended March 30, 1996.

(d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby.

(e) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on July 13, 1990.

                                  THE COMPANY

        The principal executive offices of the Company are located at 215 Moffett Park Drive, Sunnyvale, California 94089 and its telephone number is
(408) 541-6100. In this Prospectus, the term "Radius" or "Company" refers to Radius Inc., a California corporation, unless the context otherwise requires.

                                  RISK FACTORS

        Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

NET CAPITAL DEFICIENCY; CREDITOR DEMANDS AND LITIGATION

        As of March 30, 1996, the Company had total assets of approximately $44.7 million and total current liabilities of approximately $97.1 million. The Company is delinquent in its accounts payable as payments to certain vendors are not being made in accordance with vendor terms. Several vendors have initiated legal action to collect allegedly delinquent accounts and have threatened the Company with initiation of insolvency or bankruptcy proceedings. In addition, the Company's largest secured creditor, IBM Credit Corp. ("ICC") has informed the Company that it is not in compliance with all of its contractual obligations, including financial covenants, under its agreements with ICC. In connection with its agreements with ICC, the Company granted to ICC a security interest in most of its assets.

        The Company has established an unsecured creditors' committee in an effort to work toward resolving the capital deficiency and creditor litigation issues outside of formal insolvency or bankruptcy proceedings. The Company has proposed a plan under which creditors' claims will be exchanged for equity in the Company. The Company has filed with the Commission a preliminary proxy statement to seek shareholder approval, if necessary, for the issuance of convertible preferred stock of the Company in satisfaction of these claims. The terms of this convertible preferred stock will be determined by negotiations with the Company's creditors. The Company anticipates that the shares of this convertible preferred stock will be convertible into a minimum of 40% of the currently outstanding shares of the Company's Common Stock. Accordingly, the Company's current shareholders will experience significant dilution depending upon the number of shares of Common Stock into which these yet to be determined shares of convertible preferred stock are convertible. There can be no assurance that such convertible preferred stock will not be convertible into a significantly higher percentage of the outstanding Common Stock.

        The Company has incurred and expects to continue to incur significant legal expense in responding to creditor demands, litigation, and the workout process. There can be no assurance that the Company will be able to reach accommodation with all of its creditors outside of bankruptcy, or that the terms of any accommodation will not dilute shareholder value or adversely affect the Company's results of operations. In the event that no accommodation is reached with its creditors or in the event that not all of the Company's creditors agree to such an accommodation, there can be no assurance that the Company will not be placed into an involuntary bankruptcy by its creditors, or that, if bankruptcy proceedings are initiated, they will not result in the liquidation of the Company or will not otherwise materially and adversely affect the Company's results of operations. Even if an accommodation with the Company's creditors can be reached and if the Company is unable to obtain or generate additional funds, it still may not be able to repay its other obligations. Accordingly, the Company may have to reorganize or liquidate under Chapter 11 or Chapter 7 of the United States Bankruptcy Code.

        Absent reaching an agreement with most of its creditors including ICC, the Company will require additional funding to repay its accounts payable and other indebtedness, in addition to funding its operating and product development activities. While the Company is investigating possible financing alternatives, there can be no assurance that additional financing will be available or, if available, that the terms of such financing will not adversely affect the Company's results of operations or result in substantial shareholder dilution.

CONTINUING OPERATING LOSSES

        The Company experienced net operating losses in the fiscal quarters ended March 30, 1996 and December 30, 1995, and in each of the fiscal years ended September 30 1993, 1994 and 1995. The Company's ability to continue operations will depend, initially, upon the Company's success in negotiating accommodations with substantially all of its creditors and the Company's ability to repay creditors with whom accommodations cannot be reached (assuming such remaining creditors have not instituted bankruptcy or other insolvency proceedings against the Company). In the future, if the Company is able to continue its operations, the Company's ability to achieve and sustain profitable operations will depend upon a number of other factors, including the Company's ability to control costs; to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continual commercial acceptance of Apple computers and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve profitability in the near term, if at all.

FLUCTUATIONS IN OPERATING RESULTS

        The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs.
Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Recently, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results.

DEPENDENCE ON AND COMPETITION WITH APPLE

        Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. Furthermore, any difficulty that may be experienced by Apple in the development, manufacturing, marketing or sale of its computers, or other disruptions to, or uncertainty in the market regarding, Apple's business, resulting from these or other factors could result in reduced demand for Apple computers, which in turn could materially and adversely affect sales of the Company's products. Recently, Apple has announced large losses, management changes, headcount reductions, and other significant events which has led or could lead to uncertainty in the market regarding Apple's business and products. In addition, news reports indicating that Apple may be or may have been the target of merger, acquisition, or takeover negotiations, have led or could lead to uncertainty in the market regarding Apple's business and products.

        As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

        A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete. However, in light of the Company's current financial condition there can be no assurance that the Company will continue to develop new products on a timely basis or that any such products will be successful. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

        New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the market place and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from Nubus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION

        The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, whether the Company can reach an accommodation with its creditors, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.

DEPENDENCE ON SUPPLIERS

        The Company outsources the manufacturing and assembly of its products to third party suppliers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single supplier. The failure of a supplier to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain suppliers to meet their volume and schedule requirements and, more recently, due to the Company's shortages in available cash. Such shortages have caused some suppliers to put the Company on a cash or prepay basis and/or to require the Company provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company. In the past, the Company has been vulnerable to delays in shipments from suppliers because the Company has sought to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases. More recently, this vulnerability has been exacerbated by the Company's shortages in cash reserves. Delays in shipments from suppliers can cause fluctuations in the Company's short term results and contribute to order cancellations. The
Company currently has arranged payment terms for certain of its major suppliers such that certain of the Company's major customers pay these suppliers directly for products ordered and shipped.

        The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, color-calibrated monitors and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. Certain suppliers, due to the Company's shortages in available cash, have put the Company on a cash or prepay basis and/or to require the Company provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company. The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS

        The personal computer industry in general, color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts.

        The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to a significant increase in the purchase and use of video editing products. There is a risk that this evolution will not occur in the video editing industry as expected by the Company, or that it will occur at a slower pace than anticipated.

        The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields or that the Company will obtain market acceptance for these products.

DISTRIBUTION

        The Company's primary means of distribution is through a limited number of third-party distributors and master resellers. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. This risk may also affect the Company's supply of products under arrangements wherein certain of the Company's major suppliers rely on certain of the Company's major customers for payment. Due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If its resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES

        During the second fiscal quarter, the Company's international sales were primarily made through distributors and the Company's subsidiary in Japan. Effective April 1, 1996, the Company has appointed an exclusive distributor for Japan. The Company expects that international sales will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, demand for the Company's products in Japan could be affected by the transition of its Japanese sales and marketing efforts from Radius' subsidiary to a distributor. Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business and operating results could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

        The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, including the departure of its Chief Financial Officer and three other Vice Presidents, and has had substantial layoffs and other employee departures. As the company's financial difficulties continue, it has become increasingly difficult for it to hire new employees and retain key management and current employees. Moreover, the terms of any arrangement with creditors may require changes in Board composition or management. The Company does not carry any key person life insurance with respect to any of its personnel.

DEPENDENCE ON PROPRIETARY RIGHTS

        The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

        The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

VOLATILITY OF STOCK PRICES; DILUTION

        The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general and of Apple Computer in particular, and changes in the Company's results of operations and financial condition. Stock markets, and stocks of technology companies in particular, have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

        The Company's Common Stock is listed on the NASDAQ national market pursuant to an agreement containing certain financial requirements with which the Company is currently not in compliance. NASDAQ has granted the Company a limited conditional waiver with respect to these requirements which will expire on June 30, 1996 at which time the Company must be in compliance with all of the requirements for listing on the NASDAQ national market. There is no assurance that the Company will fulfill the conditions in the times prescribed by NASDAQ, or that NASDAQ will deem that the Company has not fulfilled such conditions.

        In its attempt to restructure its debt, the Company has proposed exchanging equity in the Company in full or partial satisfaction of creditor claims. Although the Company has no agreements or understandings with respect to the issuance of additional equity securities to creditors, the issuance of any additional equity in the Company could exert downward pressure or otherwise affect the volatility of the price of the Company's Common Stock.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 28, 1996 by the Selling Shareholder named below (without regard to shares sold by such person pursuant to this Prospectus). The Selling Shareholder acquired the shares of Common Stock offered hereby in connection with the private placement transaction occurring in June 1995 (the "Private Placement"). The Selling Shareholder has not had any position, office or other material relationship with the Company within the past three years. The following table assumes the Selling Shareholder sells all of the shares held by it in this offering. The Company is unable to determine the exact number of shares that will actually be sold.

        Assignees of the Selling Shareholder, if any, who acquire shares of Common Stock of the Company from the Selling Shareholder and satisfy certain conditions are entitled to the same registration rights as the Selling Shareholder. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a Selling Shareholder.


                       Shares Beneficially                     Shares Beneficially
                     Owned Prior to Offering                  Owned After Offering
                     -----------------------                  --------------------
                                               Shares Being
Name                  Number        Percent       Offered      Number      Percent
- --------             -------        --------   ------------   -------      -------
Wajilei Foundation   78,000            *          78,000        --           --

- ---------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

        In connection with the Private Placement, the Selling Shareholder entered into a Registration Rights Agreement (the "Agreement") with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Agreement. To the Company's knowledge, the Selling Shareholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

        The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholder. The Selling Shareholder will act independently of the Company in making decisions with respect to timing, manner and size of each sale. Such sales may be made over the NNM or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer engaged by the Selling Shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Company has been advised by the Selling Shareholder that it was not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale.

        In offering the shares, the Selling Shareholder and any broker-dealers who execute sales for the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

        The Selling Shareholder has advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, the Selling Shareholder has agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Shareholder has also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

        Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The Agreement provides that the Registration Statement of which this Prospectus forms a part will remain effective for at least 45 consecutive days. Notwithstanding the foregoing, upon the occurrence of certain events the Company may suspend use of this Prospectus. However, the Company may not exercise its right to suspend use of this Prospectus for the first 30 days after the Registration Statement of which this Prospectus forms a part has been declared effective; and the period during which the Company is required to maintain the effectiveness of such Registration Statement will be extended by 1.5 days for each day during which use of this Prospectus is suspended.

        This offering will terminate on the earlier of (a) the period described in the previous paragraph during which the Company is required to maintain the effectiveness of the Registration Statement of which this Prospectus is a part; or (b) the date on which all shares offered hereby have been sold by the Selling Shareholder. There can be no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock offered hereby.

        Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if the Selling Shareholder sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.


                                 LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California 94306.


                                    EXPERTS

        The consolidated financial statements and schedule of Radius Inc. appearing in Radius Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, (which contains an explanatory paragraph with respect to the uncertainty of the Company's ability to continue as a going concern), including therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------








                                  RADIUS INC.





                                78,000 Shares of
                                  Common Stock





                                ----------------
                                   PROSPECTUS
                                ----------------








- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee                $    92.52
Accounting fees and expenses                                         5,000.00
Legal fees and expenses                                              5,000.00
Miscellaneous                                                          904.24
                                                                   ----------
    Total                                                          $11,000.00
                                                                   ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The provisions of Section 317 of the California Corporations Code,
Article V of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Registrant. This indemnification may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. In addition, Article IV of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under the California Law.

        The Registrant has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and Bylaws.

        The Registrant currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

ITEM 16.  EXHIBITS.

        The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                             EXHIBIT TITLE
- -------                            -------------
 4.01    --    Specimen Certificate for shares of Common Stock of the
               Registrant.(1)

 4.02    --    Form of Registration Rights Agreement between the Registrant and certain shareholders.(2)


Exhibit
 Number                 Exhibit Title
- -------                 -------------
 4.03      --        The Registrant's Sixth Amended and Restated Articles
                     of Incorporation.(3)

 4.04      --        Certificate of Amendment of Registrant's Sixth Amended and
                     Restated Articles of Incorporation.(4)

 4.05      --        The Registrant's Bylaws.(5)

 5.01      --        Opinion of Fenwick & West regarding the legality of the
                     securities being issued.

23.01      --        Consent of Ernst & Young LLP, Independent Auditors.

23.02      --        Consent of Fenwick & West (included in Exhibit 5.01).

24.01      --        Power of Attorney (see page II-4).

- ---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-35769) filed with the Commission on July 6, 1990.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-62049) filed with the Commission on August 23, 1995.

(3) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1990.

(4) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1994.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-47525) filed with the Commission on April 29, 1992.

ITEM 17.    Undertakings.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 28th day of May, 1996.

                                RADIUS INC.

                                By: /s/CHARLES W. BERGER
                                    -----------------------------------
                                    Charles W. Berger
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles W. Berger and Cherrie L. Fosco, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 19933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                    Date
- ---------                       ----------------------------    ------------
PRINCIPAL EXECUTIVE OFFICER:


/s/CHARLES W. BERGER            President, Chief Executive      May 28, 1996
- -----------------------         Officer and Chairman of the
Charles W. Berger               Board of Directors


PRINCIPAL FINANCIAL OFFICER:


/s/CHARLES W. BERGER            Acting Chief Financial Officer  May 28, 1996
- -----------------------
Charles W. Berger

PRINCIPAL ACCOUNTING OFFICER:


/s/ CHERRIE L. FOSCO            Vice President and             May 28, 1996
- ----------------------------    Corporate Controller
Cherrie L. Fosco


ADDITIONAL DIRECTORS:


/s/ MICHAEL D. BOICH            Director                       May 28, 1996
- ----------------------------
Michael D. Boich


/s/ REGIS McKENNA               Director                       May 28, 1996
- ----------------------------
Regis McKenna


/s/ DAVID B. PRATT              Director                       May 28, 1996
- ----------------------------
David B. Pratt

                                 EXHIBIT INDEX


Exhibit
 Number                 Exhibit Title                                                       Page
- -------                 -------------                                                       ----
 4.01      --        Specimen Certificate for shares of Common Stock of the
                     Registrant.(1)

 4.02      --        Form of Registration Rights Agreement between the Registrant and certain shareholders.(2)

 4.03      --        The Registrant's Sixth Amended and Restated Articles
                     of Incorporation.(3)

 4.04      --        Certificate of Amendment of Registrant's Sixth Amended and
                     Restated Articles of Incorporation.(4)

 4.05      --        The Registrant's Bylaws.(5)

 5.01      --        Opinion of Fenwick & West regarding the legality of the
                     securities being issued.

23.01      --        Consent of Ernst & Young LLP, Independent Auditors.

23.02      --        Consent of Fenwick & West (included in Exhibit 5.01).

24.01      --        Power of Attorney (see page II-4).

- ---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-35769) filed with the Commission on July 6, 1990.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (File No. 33-62049) filed with the Commission on August 23, 1995.

(3) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1990.

(4) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended September 30, 1994.

(5) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-47525) filed with the Commission on April 29, 1992.